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                                                                     EXHIBIT 4.5
                                  EXHIBIT "A"
                              SILICON VALLEY BANK
                            ANTIDILUTION AGREEMENT

        THIS ANTIDILUTION AGREEMENT is entered into as of April 30, 1996, by and between Silicon Valley Bank ("Purchaser") and the Company whose name appears on the last page of this Antidilution Agreement.

                                   RECITALS
                                   --------

        A. Concurrently with the execution of this Antidilution Agreement, the Purchaser is purchasing from the Company a Warrant to Purchase Stock (the "Warrant") pursuant to which Purchaser has the right to acquire from the Company the Shares (as defined in the Warrant).

        B. By this Antidilution Agreement, the Purchaser and the Company desire to set forth the adjustment in the number of Shares issuable upon exercise of the Warrant as a result of a Diluting Issuance (as defined in Exhibit A to the Warrant).

        C. Capitalized terms used herein shall have the same meaning as set forth in the Warrant.

              NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth, the parties hereto mutually agree as follows:

              1.   Definitions.  As used in this Antidilution Agreement, the
                   -----------
following terms have the following respective meanings:

                   (a) "Option" means any right, option, or warrant to subscribe for, purchase, or otherwise acquire common stock or Convertible Securities.

                   (b) "Convertible Securities" means any evidences of indebtedness, shares of stock, or other securities directly or indirectly convertible into or exchangeable for common stock.

                   (c) "Issue" means to grant, issue, sell, assume, or fix a record date for determining persons entitled to receive, any security (including Options), whichever of the foregoing is the first to occur.

                   (d) "Additional Common Shares" means all common stock (including reissued shares) issued (or deemed to be issued pursuant to Section 2) after the date of the Warrant. Additional Common Shares does not include, however, any common stock issued in a transaction described in Sections 2.1 and 2.2 of the Warrant; any common stock issued upon conversion of preferred stock outstanding on the date of the Warrant; the


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Shares; or common stock issued as incentive (such as pursuant to a company stock option plan) or in a nonfinancing transaction to employees, officers, directors, or consultants to the Company, including options.

        2.  Deemed Issuance of Additional Common Shares.  The shares of common
            -------------------------------------------
stock ultimately Issuable upon exercise of an Option (including the shares of common stock ultimately Issuable upon the conversion or exercise of a Convertible Security Issuable pursuant to an Option) are deemed to be Issued when the Option is Issued. The shares of common stock ultimately Issuable upon conversion or exercise of a Convertible Security (other than a Convertible Security Issued pursuant to an Option) shall be deemed Issued upon Issuance of the Convertible Security. The maximum amount of common stock Issuable is determined without regard to any future adjustments permitted under the instrument creating the Options or Convertible Securities.

        3.  Adjustment of Warrant Price for Diluting Issuances.
            ---------------------------------------------------

            3.1  Weighted Average Adjustment.  If the Company issues Additional
                 ----------------------------
Common Shares after the date of the Warrant and the consideration per Additional Common Share (determined pursuant to Section 9) is less than the Warrant Price in effect immediately before such Issue, the Warrant Price immediately before such issue shall be reduced, concurrently with such Issue, to a price (calculated to the nearest hundredth of a cent) determined by multiplying the Warrant Price by a fraction:

                 (a) the numerator of which is the amount of such common stock outstanding immediately before such Issue plus the amount of common stock that the aggregate consideration received by the Company for the Additional Common Shares would purchase at the Warrant Price in effect immediately before such Issue, and

                 (b) the denominator of which is the amount of common stock outstanding immediately before such Issue plus the number of such Additional Common Shares.

            3.2  Adjustment of Number of Shares.  Upon each adjustment of the
                 -------------------------------
Warrant Price, the number of Shares issuable upon exercise of the Warrant shall be increased to equal the quotient obtained by dividing (a) the product resulting from multiplying (i) the number of Shares issuable upon exercise of the Warrant and (ii) the Warrant Price, in each case as in effect immediately before such adjustment, by (b) the adjustment Warrant Price.

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        3.3  Securities Deemed Outstanding.  For the purpose of this Section 3,
             ------------------------------
all securities issuable upon exercise of any outstanding Convertible Securities or Options, warrants, or other rights to acquire securities of the Company shall be deemed to be outstanding.

    4.  No adjustment for Issuances Following Deemed Issuances.  No adjustment
        ------------------------------------------------------
to the Warrant Price shall be made upon the exercise of Options or conversion of Convertible Securities.

    5. Adjustment Following Changes in Terms of Options or Convertible
       ---------------------------------------------------------------
       Securities.  If the consideration payable to, or the amount of common
       ----------
stock Issuable by, the Company increases or decreases, respectively, pursuant to the terms of any outstanding Options or Convertible Securities, the Warrant Price shall be recomputed to reflect such increase or decrease. The recomputation shall be made as of the time of the Issuance of the Options or Convertible Securities. Any changes in the Warrant Price that occurred after such Issuance because other Additional Common Shares were Issued or deemed Issued shall be recomputed.

    6.  Recomputation Upon Expiration of Options or Convertible Securities.  The
        -------------------------------------------------------------------
Warrant Price computed upon the original Issue of any Options or Convertible Securities, and any subsequent adjustments based thereon, shall be recomputed when any Options or rights of conversion under Convertible Securities expire without having been exercised. In the case of Convertible Securities or Options for common stock, the Warrant Price shall be recomputed as if the only Additional Common Shares Issued were the shares of common stock actually Issued upon the exercise of such securities, if any, and as if the only consideration received therefor was the consideration actually received upon the Issue, exercise or conversion of the Options or Convertible Securities. In the case of Options for Convertible Securities, the Warrant Price shall be recomputed as if the only Convertible Securities Issued were the Convertible Securities actually Issued upon the exercise thereof, if any, and as if the only consideration received therefor was the consideration actually received by the Company (determined pursuant to Section 9), if any, upon the Issue of the Options for the Convertible Securities.

    7.  Limit on Readjustments.  No readjustment of the Warrant Price pursuant
        -----------------------
to Sections 5 or 6 shall increase the Warrant Price more than the amount of any decrease made in respect of the Issue of any Options or Convertible Securities.

    8.  30 Day Options.  In the case of any Options that expire by their terms
        ---------------
not more than 30 days after the date of Issue thereof, no adjustment of the Warrant Price shall be made until the expiration or exercise of all such Options.

    9.  Computation of Consideration.  The consideration received by the Company
        -----------------------------
for the Issue of any Additional Common Shares shall be computed as follows:

        (a)  Cash shall be valued at the amount of cash received by the
             ----
Corporation, excluding amounts paid or payable for accrued interest or accrued dividends.

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        (b)  Property.  Property other than cash shall be computed at the fair
             ---------
market value thereof at the time of the Issue as determined in good faith by the Board of Directors of the Company.

        (c)  Mixed Consideration.  The consideration for Additional common
             --------------------
Shares Issued together with other property of the Company for consideration that covers both shall be determined in good faith by the Board of Directors.

        (d)  Options and Convertible Securities.  The consideration per
             -----------------------------------
Additional Common Share for Options and Convertible Securities shall be determined by dividing:

             (i) the total amount, if any, received or receivable by the Company for the Issue of the Options or Convertible Securities, plus the minimum amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon exercise of the Options or conversion of the Convertible Securities, by

             (ii) the maximum amount of common stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) ultimately Issuable upon the exercise of such Options or the conversion of such Convertible Securities.

    10. General.
        --------

        10.1  Governing Law.  This Antidilution Agreement shall be governed by
              --------------
and construed in accordance with the laws of the State of Delaware without giving effect to its principles regarding conflicts of law. Borrower accepts for itself and in giving effect to its principles regarding conflicts of law. Borrower accepts for itself and in connection with its properties, unconditionally, the non-exclusive jurisdiction of any state or federal court of competent jurisdiction in the Commonwealth of Massachusetts in any action, suit, or proceeding of any kind against it which arises out of or by reason of this Antidilution Agreement; provided, however, that if for any reason Lender cannot avail itself of the courts of the Commonwealth of Massachusetts, then venue shall lie in Santa Clara County, California.

        10.2  Successors and Assigns.  Except as otherwise expressly provided
              -----------------------
herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

        10.3  Entire Agreement.  Except as set forth below, this Antidilution
              -----------------
Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

        10.4  Notices, etc.  All notices and other communications require or
              -------------
permitted hereunder shall be in writing and shall be mailed by first class mail, postage

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prepaid, certified or registered mail, return receipt requested, addressed
(a) if to Purchaser at Purchaser's address as set forth below, or at such other address as Purchaser shall have furnished to the Company in writing, or (b) if to the Company, at the Company's address set forth below, or at such other address as the Company shall have furnished to the Purchaser in writing.

        10.5    Severability.  In case any provision of this Antidilution
                ------------
Agreement shall be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions of this Antidilution Agreement shall not in any way be affected or impaired thereby.

        10.6    Titles and Subtitles.  The titles of the sections and
                --------------------
subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Antidilution Agreement.

        10.7    Counterparts.  This Antidilution Agreement may be executed in
                ------------
any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

PURCHASER                               COMPANY

SILICON VALLEY BANK doing business in   TRANSCEND SERVICES, INC.
Massachusetts as "Silicon Valley East"

By:  /s/ Mark Pasculano                 By:  /s/ David W. Murphy
   --------------------------------        -------------------------------
Title: MARK PASCULANO                   Title: DAVID W. MURPHY
      -----------------------------           ----------------------------
       Print Name                              Print Name


SILICON VALLEY BANK

By:
   --------------------------------
Title:
     ------------------------------
Print Name:
           ------------------------
 Executed in Santa Clara County, CA


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prepaid, certified or registered mail, return receipt requested, addressed (a)
if to Purchaser at Purchaser's address as set forth below, or at such other address as Purchaser shall have furnished to the Company in writing, or (b) if to the Company, at the Company's address set forth below, or at such other address as the Company shall have furnished to the Purchaser in writing.

        10.5  Severability.  In case any provision of this Antidilution
              -------------
Agreement shall be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions of this Antidilution Agreement shall not in any way be affected or impaired thereby.

        10.6  Titles and Subtitles.  The titles of the sections and subsections
              ---------------------
of this Agreement are for convenience of reference only and are not to be considered in construing the Antidilution Agreement.

        10.7  Counterparts.  This Antidilution Agreement may be executed in any
              -------------
number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

PURCHASER                                   COMPANY

SILICON VALLEY BANK doing business in       TRANSCEND SERVICES, INC.
Massachusetts as "Silicon Valley East"

By: /s/ Mark Pasculano                       By:
    -----------------------------               -------------------------------
Title:  Mark Pasculano                       Title:
      ------------------------------               ----------------------------
        Print Name                                    Print Name

SILICON VALLEY BANK

By:  /s/ Julie Haga
    --------------------------------
Title:   Vice President
      ------------------------------
Print Name:  Julie Haga
           ----------------------
 Executed in Santa Clara County, CA

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